Exhibit 10.5



THIS AGREEMENT is made the 5th day of November, 1997

BETWEEN:

(1) ROTARY STEERABLE TOOLS U.S.A. L.P., of 4708 Pecan Grove, San Antonio, Texas 78222

(2) NEHI of 616 FM, 1960 West #225, Houston, Texas 77090

RECITALS

(A) Jack Phillip Chance (JPC) and Stephen John McLoughlin (SJM) have conceived and invented a device which is useful and which they believe to have commercial potential and they have made an application for a Patent in the United Kingdom and the United States of America and numerous other jurisdictions. The device referred to is identified and generally described as "A down hole adjustable device for trajectory control in the drilling of deviated wells" (the "Device"). The Device is proprietary intellectual property wholly and solely owned by SJM and JPC and they have disclosed the details of the Device confidentially to Bill Knollenberg and A. Bradley Knollenberg, who are Directors of NEHI and who have agreed to provide financial support for the Development and possible exploitation of the Device.

(B) JPC and SJM have licensed the device to a Limited Partnership registered in the State of Texas, USA under number 00102516-10 which is called RST (USA) L.P. ("the Partnership") and whose principal place of business is 4708, Pecan Grove, San Antonio, Texas 78222.

(C) RST (USA) L.P. and NEHI wish to enter into this agreement in order that they may develop the Device.

(D) NEHI is funding certain expenses incurred by RST (USA) L.P. in relation to the Development of the Device, including payment of Patent Agents' fees, expenses and disbursements relating inter alia to the Patent Application in respect of the Device, patent attorney fees, filing fees, design engineering fees, legal fees associated with contractual obligations, specialist engineering fees, materials to build two prototypes of the Device, machining and finishing costs, travel expenses including flight tickets and hire cars, fuel, food, hotel accommodation, hire of apartments, salaries for JPC and SJM, stationery, postal and telephone communication expenses and other miscellaneous expenses incurred by JPC and SJM in the course of bringing the said prototypes to a stage where they can be considered to be ready for experimental testing, (at which time expenses incurred shall be costs of material and personnel movements, air-freight bills, re-machining of parts, associated vendor costs, ancillary legal costs, advertising, and publicity for the Device (all of which shall be known as the "Development" and shall continue to provide such funding until such time as, in the


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    opinion of the parties, the Device can be commercially exploited. In this
    Agreement any such funding shall be called the "Initial Funding".

IN CONSIDERATION of JPC and SJM undertaking work and contributing their skill, knowledge and experience of the drilling industry to RST (USA) L.P. and in respect of the Device THE PARTIES HEREBY AGREE as follows:

    1. The Initial Funding shall be non-returnable. As part of the Initial Funding, NEHI will contribute 6,551,022 shares of Common Stock to RST
        (USA) L.P.

    2. The parties have incorporated a new company (the "Company"), which, for the avoidance of doubt we will refer to as RST (USA), through which the parties will undertake the Development of the device, build the prototypes and market and exploit the Device under licence from JPC and SJM who are the sole owners of the intellectual property rights relating to the device. For the avoidance of doubt the costs and expenses incurred in the incorporation of the Company will be provided by NEHI as part of the Initial Funding.

    3. The shares in the Company shall be held in the proportions listed below by each party with voting rights in proportion to the percentage shareholding:

        General Partner:         RST (USA) LLC            1.00%

        RST (USA) LLC is wholly owned by JPC and SJM who hold 50% equity each.

        Limited Partners:        JPC                      37.00%

                                 SJM                      37.00%

                                 NEHI                     25.00%


        NEHI shall have the first right of refusal to purchase up to 55% of the equity in RST (USA) L.P., belonging to JPC and SJM. In the event of JPC and SJM electing to sell shares in RST (USA) L.P., NEHI shall have thirty (30) days in which to decide whether they wish to exercise their option to purchase and an additional sixty (60) days to raise the finance with which to purchase. In the event that NEHI decides to sell some of its stock, JPC and SJM have the right to purchase the stock, the decision to purchase being made within 30 days and allowing 60 days to raise the finance to purchase the shares.

        No variation of these voting rights shall be made without the written agreement of the parties and in the event that the actual percentage of the respective shareholding of the parties alters the parties shall still retain voting rights in the


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        percentages set out herein and the articles of incorporation of the
        Company shall be amended accordingly and as necessary to give effect to this clause.

    4. In any sale of shares in RST (USA) L.P. by NEHI, JPC and SJM shall have the right of first refusal to purchase such stock at market value or, if less than market value, at a price to be agreed between the parties.

    5. Subject to Clause 4, above, NEHI shall not assign, transfer or otherwise part with their shares in the Company to any third party without the prior written consent of JPC and SJM.

    6. JPC and SJM shall be appointed the initial directors of the Company, with Bill Knollenberg representing NEHI's interest in the Company. Further directors will be appointed as may be agreed between the parties.

    7. NEHI shall provide Initial Funding in the sun of US $500,000 (five hundred thousand US dollars) for the purposes of the Development which shall be provided in two equal sums of $250,000 (two hundred and fifty thousand dollars) and paid into the Company's bank account for and to the benefit of the Company. The first lump sum of $250,000 (two hundred and fifty thousand dollars) shall be paid immediately by cleared funds upon signing this agreement and the second lump sum of $250,000 (two hundred and fifty thousand dollars) shall be provided by cleared funds on or before 1st day of December, 1997.

    8. If RST (USA) L.P. decides to make an Initial Public Offering (I.P.O.) of the company then NEHI will advise and assist the Company in such an initial public offering for a consideration to be agreed between the parties. NEHI shall have the right to purchase the first 25% of the I.P.O. at a fair market value, to be determined at the time of issuing the I.P.O.

    9. If the costs of Development of the Device increase beyond the initial Funding of US $500,000 (five hundred thousand US dollars) due to unforeseen engineering problems or re-engineering and associated costs, NEHI shall provide a further sun of US $500,000 (five hundred thousand US dollars), or more if there is an unusual cost overrun, to the Company. The further $500,000 shall be paid in installments with the stipulation that the total sum shall be paid in full by the date that the tool is considered "Commercial". The date of "commerciality" shall be taken as being the date when the first invoice for RST (USA) L.P. tool rental is made out. This further sum shall be non-returnable and shall have no effect on the proportion of shares in the Company listed in Clause 3, above.

    10. NEHI and NEHI's board of directors shall indemnify the Company against any and all liability, loss, damage, costs and expenses which RST may suffer whether direct or consequential as a result of any activities of NEHI prior to the signing of this agreement. The indemnity shall also apply to any action, proceedings or claims


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        taken by the Security and Exchange Commission or other financial regulatory body taken as a result of an altered, revised or summarized version or format which has not been authorized by RST. A similar indemnity shall exist between RST and NEHI, whereby RST will indemnify NEHI against any and all liabilities arising from any activities of RST
        (USA) L.P. or JPC and SJM prior to the signing of this agreement.

    11. For the avoidance of doubt all Intellectual Property rights created or arising during the Development of the Device shall be owned by JPC and SJM.

    12. This contract supersedes all previous contracts.

    13. This Agreement shall be governed by the laws of Texas in the United States of America.

SIGNED by JACK PHILIP CHANCE

SIGNED by STEPHEN JOHN McLOUGHLIN

SIGNED by BILL KNOLLENBERG on behalf of NEHI